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Exhibit 3.2

RvB/MvE/5140305/40050432
#12969572

DEED OF AMENDMENT ARTICLES OF ASSOCIATION
(Sensata Technologies Holding N.V.)

This twenty-second day of February two thousand and thirteen, there appeared before me, Noortje Rienje Maria Crouwers, hereafter to be called "civil law notary", as deputy of Rudolf van Bork, civil law notary, officiating in Amsterdam, the Netherlands: Catharina Anna Kramer, born in Purmerend, the Netherlands, on the sixteenth day of December nineteen hundred and sixty-six, employed at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands, employed at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands.
The person appearing declared the following: On the tenth day of May two thousand and eleven the general meeting of shareholders of Sensata Technologies Holding N.V., a public limited liability company under Dutch law (naamloze vennootschap), having its official seat (statutaire zetel) in Almelo, the Netherlands and its registered office address at Kolthofsingel 8, 7602 EM Almelo, the Netherlands, registered with the trade register of the Chambers of Commerce under file number 24192692 (Company), resolved to partially amend the Articles of Association of the Company, as well as to authorize the person appearing to have this deed executed. The adoption of such resolutions is evidenced by an extract of the minutes of the general meeting of shareholders, which shall be attached to this deed (Annex).
The Articles of Association of the Company were last amended by a deed, executed on the twenty-sixth day of February, two thousand and ten before a deputy of R. van Bork, civil law notary officiating in Amsterdam, the Netherlands, with respect to which a ministerial Statement of No Objections was granted on the twenty-fifth day of February, two thousand and ten, under number B.V. 346959.
In implementing the aforementioned resolution, the Articles of Association of the Company are hereby amended as follows.

Amendment A.
Article 16.6 is amended and shall read as follows: "The Executive Directors and Non-Executive Directors shall be appointed by the General Meeting from a binding nomination of at least one person, or such higher number of persons as required by law for the nomination to have binding effect, for each vacancy, to be drawn up by the Board.".
Amendment B. Article 16.8 is deleted.
At the same time, Articles 16.9 through 16.14 (old) are renumbered Articles 16.8 through 16.13 (new).
Amendment C. Article 20.4 is amended and shall read as follows: "In the event of a conflict of interest between the Company and a member of the Board, the provisions of Article 20.1 hereof shall continue to apply unimpaired, provided that as long as Section 2:146 of the Dutch Civil Code grants this authority, the Shareholders’ Body shall be authorized to appoint one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict.".
End.
The person appearing is known to me, civil law notary. This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

NOTE ABOUT TRANSLATION:
This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.
In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.